Exhibit 99.1

RELEASE:	Immediate (April 25, 2007)

CONTACT:	Randall V. Becker, Chief Financial Officer
The Commerce Group, Inc.
(508) 949-4129

The Commerce Group, Inc.
Announces 2007 First Quarter Results
and Comparison to 2006

WEBSTER, MA, April 25, 2007 -- The Commerce Group, Inc. (NYSE:CGI) today reported 2007 first quarter results. Net earnings were $74.4 million, or $1.11 per diluted share, compared to net earnings of $67.0 million or $0.99 per diluted share for 2006.

Included in the 2007 first quarter results are net realized investment gains of $32.1 million, or $0.31 per diluted share, compared to gains of $6.4 million, or $0.06 per diluted share, in the first quarter of 2006. A complete breakdown of this information is included in the attached tables.

Earned premiums were $451.9 million for the first quarter of 2007, compared to $428.5 million for the first quarter of 2006. Massachusetts written premium per vehicle increased approximately 2.6% in the first quarter compared to last year, while the number of insured vehicles increased 1.4%. A schedule of direct written premiums to earned premiums is included in the attached tables.

The first quarter GAAP consolidated combined ratio was 92.8%, compared to 86.8% for 2006. The increase in the combined ratio was the result of increases in both the loss and underwriting ratios. The Company’s GAAP consolidated loss ratio for the first quarter of 2007 increased to 65.8% from 62.6% during the same period last year. The loss ratio increase is primarily the result of: (1) an increase in automobile physical damage collision claim frequency, primarily due to weather; and, (2) an increase in the homeowner loss ratio, primarily as a result of replacing our other-than-automobile quota share agreement with a pure catastrophe reinsurance agreement, coupled with an increase in high dollar homeowner losses, partially offset by overall reduced homeowner claim frequency. The Company’s GAAP consolidated underwriting ratio increased to 27.0%, as compared to 24.2% for last year’s first quarter. This increase is principally due to reduced ceded reinsurance commissions resulting from the termination of our other-than-automobile quota share agreement.

In the first quarter, net investment income increased 18.8% over the same period last year to $39.8 million as a result of increases in both invested assets and investment yields.

A complete presentation of the March 31, 2007 and 2006 financial statement information is included in the financial statements attached to this press release.

Additional supplemental financial information will be available by Thursday morning on the Company’s website at www.commerceinsurance.com, at the “Investors” tab under the “Financial Reports” link.

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CGI 1Q’07 Earnings Release (page 2 of 6)

During the first quarter of 2007, the Company repurchased 1,340,706 shares of common stock at an average cost of $29.54 per share. Since March 31, 2007 and through April 25, 2007, the Company repurchased an additional 281,960 shares at an average cost of $30.05 per share. The Company has additional authority to repurchase 2,561,777 shares of common stock under the current Board of Directors’ stock repurchase authorization.

All quarterly figures are unaudited and all results are reported in accordance with accounting principles generally accepted in the United States of America (GAAP). Per share data for 2007 and 2006 reflect the impact of the June 2006 two-for-one split of our common stock.

About The Commerce Group, Inc.
The Commerce Group, Inc. is headquartered in Webster, Massachusetts. Property and casualty insurance subsidiaries include The Commerce Insurance Company and Citation Insurance Company in Massachusetts, Commerce West Insurance Company in California, and American Commerce Insurance Company in Ohio. Through its subsidiaries’ combined insurance activities, the Company is ranked as the 20th largest personal automobile insurance group in the country by A.M. Best Company, based on 2006 direct written premium information. The Company and its insurance subsidiaries’ A.M. Best ratings of A+ (Superior) were affirmed during the first quarter of 2007.

During the fourth quarter of 2006, the Company announced that it had entered into an agreement through which it will enter the New York personal lines insurance market in 2007. Under the terms of the agreement, ACIC Holding Company, Inc., a subsidiary of the Company, acquired SWICO Enterprises, Ltd., the holding company for Hempstead, New York-based property and casualty insurer State-Wide Insurance Company. On April 2, 2007, the Company announced the completion of this transaction. As of year-end 2006, State-Wide reported approximately $38 million in direct written premiums.

Forward Looking Statements
This press release may contain statements that are not historical fact and constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.

Statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “estimates,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “may,” “will,” “could,” “likely,” “should,” “management believes,” “we believe,” “we intend,” and similar words or phrases.

These statements may address, among other things, our strategy for growth, business development, regulatory approvals, market position, expenditures, financial results and reserves. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. All forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this press release and in our Forms 10-K and 10-Q, and other documents filed with the SEC. The following are among the key factors that could cause actual results to differ materially from forward-looking statements:

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CGI 1Q’07 Earnings Release (page 3 of 6)

•	the possibility of severe weather, terrorism and other adverse catastrophic experiences;
•	adverse trends in claim severity or frequency and the uncertainties in estimating property and casualty losses;
•	adverse state and federal regulations and legislation;
•	adverse judicial decisions;
•	adverse changes to the laws, regulations and rules governing the residual market system in Massachusetts;
•	fluctuations in interest rates and the performance of the financial markets in relation to the composition of our investment portfolio;
•	premium rate making decisions for private passenger automobile policies in Massachusetts;
•	potential rate filings;
•	heightened competition;
•	our concentration of business within Massachusetts and within the personal automobile line of business;
•	market disruption in Massachusetts, if competitors exit the market or become insolvent;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	the effectiveness of our reinsurance strategies;
•	telecommunication and information systems problems, including failures to implement information technology projects timely and within budget;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Fitch, Moody’s and S&P;
•	our ability to attract and retain independent agents;
•	our ability to retain our affinity relationships with AAA clubs, especially in Massachusetts;
•	our dependence on a key third party service vendor for our automobile business in Massachusetts;
•	our dependence on our executive officers; and,
•	the economic, market or regulatory conditions and risks associated with entry into new markets and diversification.

You should not place undue reliance on any forward-looking statement. The risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statement made by us or on our behalf. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

(Tables Follow)

CGI 1Q '07 Earnings Release (page 4 of 6)

THE COMMERCE GROUP, INC. (NYSE - CGI)
CONSOLIDATED BALANCE SHEETS
March 31, 2007 and 2006
(Thousands of Dollars, Except Per Share Data)
Unaudited
	March 31,	March 31,
	2007	2006
Assets:
Investments and cash:
Fixed maturities, at market	$2,085,586	$2,043,452
Preferred stocks, at market	592,758	418,748
Common stocks, at market	91,801	108,134
Preferred stock mutual funds, at equity	144,938	102,019
Mortgage loans and collateral notes receivable	19,398	17,187
Cash and cash equivalents	100,425	80,431
Short-term investments	23,925	7,304
Other investments	46,960	29,937

Total investments and cash	3,105,791	2,807,212

Accrued investment income	24,635	23,906
Premiums receivable	495,636	475,874
Deferred policy acquisition costs	185,412	182,405
Property and equipment, net	70,892	65,511
Residual market receivable	164,622	188,789
Due from reinsurers	63,808	138,046
Deferred income taxes	36,811	63,051
Other assets	39,148	34,241
Total assets	$4,186,755	$3,979,035

Liabilities:
Unpaid losses and LAE	$965,953	$973,435
Unearned premiums	979,714	965,270
Bonds payable	298,639	298,437
Current income taxes payable	17,841	18,951
Deferred income	10,133	9,524
Accrued agents' profit sharing	247,383	198,650
Other liabilities and accrued expenses	145,243	148,710
Total liabilities	2,664,906	2,612,977

Minority interest	7,179	6,159
Stockholders' equity:
Preferred stock	-	-
Common stock	40,994	20,458
Paid-in capital	142,472	152,691
Net accumulated other comprehensive income (loss)	17,391	(14,073)
Retained earnings	1,593,522	1,415,232
Stockholders' equity before treasury stock	1,794,379	1,574,308

Treasury stock	(279,709)	(214,409)
Total stockholders' equity	1,514,670	1,359,899
Total liabilities, minority interest and stockholders' equity	$4,186,755	$3,979,035
Common shares outstanding	65,814,753	67,689,398
Stockholders' equity per share	$23.01	$20.09

CGI 1Q '07 Earnings Release (page 5 of 6)

THE COMMERCE GROUP, INC. (NYSE - CGI)
CONSOLIDATED STATEMENTS OF EARNINGS
Three Months Ended March 31, 2007 and 2006
(Thousands of Dollars, Except Per Share Data)
Unaudited

	Three Months Ended March 31,
	2007	2006
Revenues:
Earned premiums	$451,913	$428,458
Net investment income	39,844	33,529
Premium finance and service fees	7,335	7,150
Net realized investment gains	32,112	6,372

TOTAL REVENUES	531,204	475,509

Expenses:
Losses and LAE	297,448	268,250
Policy acquisition costs	123,575	105,825
Interest expense & amortization of bond fees	4,581	4,581

TOTAL EXPENSES	425,604	378,656

Earnings before income taxes and minority interest	105,600	96,853

Income taxes	30,983	29,662

Earnings before minority interest	74,617	67,191

Minority interest in net earnings of subsidiary	(252)	(236)

NET EARNINGS	$74,365	$66,955

COMPREHENSIVE INCOME	$57,483	$59,692

EARNINGS PER COMMON SHARE:
Basic	$1.12	$0.99
Diluted	$1.11	$0.99

Cash dividends paid per common share	$0.30	$0.225

Weighted average shares outstanding:
Basic	66,301,103	67,578,754
Diluted	66,935,022	67,922,760

CGI 1Q '07 Earnings Release (page 6 of 6)

THE COMMERCE GROUP, INC. (NYSE - CGI)
ADDITIONAL EARNINGS INFORMATION
Three Months Ended March 31, 2007 and 2006
(Thousands of Dollars, Except Per Share Data)
Unaudited

	Three Months Ended March 31,
ADDITIONAL EARNINGS INFORMATION:	2007	2006

Direct written premiums to earned premiums reconciliation:
Direct written premiums	$511,487	$489,165
Assumed premiums	29,044	37,341
Ceded premiums	(54,419)	(55,782)

Net written premiums	486,112	470,724
Increase in unearned premiums	(34,199)	(42,266)

Earned premiums	$451,913	$428,458

GAAP consolidated operating ratios: (1)
Loss ratio	65.8%	62.6%
Underwriting ratio	27.0%	24.2%
Combined ratio	92.8%	86.8%

GAAP operating ratios for combined insurance subsidiaries only: (2)
Loss ratio	65.6%	62.3%
Underwriting ratio	26.7%	23.9%
Combined ratio	92.3%	86.2%

Breakdown of net realized investment gains (losses):
Fixed maturities	$14,857	$5,073
Preferred stocks	7,186	1,812
Common stocks	6,521	-
Preferred stock mutual funds:
Due to increase in net asset value	2,453	603
Venture capital funds	1,059	(16)
Other	236	3
Other than temporary impairment writedowns	(200)	(1,103)

Net realized investment gains before tax	$32,112	$6,372
Income taxes at 35%	11,239	2,230

Net realized investment gains after tax	$20,873	$4,142

Per diluted share net realized gains after tax	$0.31	$0.06

(1)
GAAP consolidated operating ratios are calculated as in (2) below using the combined insurance subsidiaries' loss and underwriting results, adding to them the expenses of the holding companies
(corporate expenses) in order to equal the loss and underwriting expense amounts on the income statement. For purposes of the U/W ratio, underwriting expenses are grossed-up for the increase in deferred acquisition costs of $7,558 and $7,992 for the three months ended March 31, 2007 and 2006, respectively.

(2)	GAAP operating ratios for combined insurance subsidiaries are calculated as follows:
(a) The loss ratio represents losses and LAE divided by earned premiums; and,
(b) The underwriting ratio represents underwriting expenses (excluding changes in deferred acquisition costs), divided by net premiums written. No corporate expenses are included in the calculations.